Exhibit 99.1

Coherus BioSciences Provides Update on ‘619 IPR Institution Decision

Patent Trial and Appeal Board Denies Institution

REDWOOD CITY, Calif., September 7, 2017 -- Coherus BioSciences, Inc. (Nasdaq: CHRS) today announced that the Patent Trial and Appeal Board (“PTAB”) of the United States Patent and Trademark Office denied institution of all four of its petitions for Inter Partes Review (“IPR”) of AbbVie’s U.S. Patent 9,085,619 (“the ‘619 Patent”) related to AbbVie’s HUMIRA (adalimumab) formulation.

“While we are disappointed by this outcome, we continue to develop and refine our legal strategies for addressing any patents, including formulation patents, that AbbVie may assert in District Court proceedings,” said Denny Lanfear, President and Chief Executive Officer of Coherus.

About Coherus BioSciences, Inc.

Coherus is a leading pure-play, global biosimilar company that develops and commercializes high-quality therapeutics for major regulated markets. Biosimilars are intended for use in place of existing, branded biologics to treat a range of chronic and often life-threatening diseases, with the potential to reduce costs and expand patient access. Composed of a team of proven industry veterans with world-class expertise in process science, analytical characterization, protein production, sales & marketing and clinical-regulatory development, Coherus is positioned as a leader in the global biosimilar marketplace. Coherus is advancing three late-stage clinical products towards commercialization, CHS-1701 (pegfilgrastim biosimilar), CHS-0214 (etanercept biosimilar) and CHS-1420 (adalimumab biosimilar), as well as developing a robust pipeline of future products in four therapeutic areas, oncology, immunology (anti-TNF), ophthalmology and multiple sclerosis. For additional information, please visit www.coherus.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Coherus’ plans, potential opportunities, expectations, projections, goals, objectives, milestones, strategies, product pipeline, product development, release of data and the potential benefits of its products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including Coherus’ expectations regarding its ability to advance its intellectual strategy for CHS-1420 including a final decision nullifying the ‘135 Patent, to complete CHS-1420 development and to initiate CHS-1420 commercialization. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the clinical drug development process, including the regulatory approval process, the timing of our regulatory filings and other matters that could affect the availability or commercial potential of our biosimilar drug candidates, as well as possible patent litigation. Coherus undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to Coherus’ business in general, see Coherus’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2017, filed with the Securities and Exchange Commission on August 7, 2017 and its future periodic reports to be filed with the Securities and Exchange Commission.

HUMIRA® is a registered trademark of AbbVie Biotechnology, Ltd.

CONTACT:

Patrick O’Brien

Senior Vice President, Investor Relations

Coherus BioSciences, Inc.

pobrien@coherus.com

+1 (650) 649-3527